Exhibit 99.1

MicroVision Announces First Quarter 2017 Results; In March 2017 Company Received a $6.7 Million Order for Its Small Form Factor Display Engine for a Smartphone Manufacturer

In April 2017 the company also signed a $24 million contract with a leading technology company

REDMOND, Wash.--(BUSINESS WIRE)--April 27, 2017--MicroVision, Inc. (NASDAQ: MVIS), a leader in innovative ultra-miniature projection display and sensing technology, today announced its financial and operating results for the first quarter of 2017.

MicroVision received a $6.7 million order in March 2017 for its small form factor display engine for a customer in Asia that plans to embed these engines in a smartphone. The company expects to begin shipping engines to this customer early in the third quarter of this year. This display engine is part of MicroVision’s engine line of business, which includes two additional scanning engines for interactivity and 3D LiDAR sensing that are scheduled for commercial availability later in 2017 and 2018 respectively.

MicroVision also announced in April 2017 that it has been awarded a development and supply contract for a laser beam scanning (LBS) system by a leading technology company. Under this agreement, MicroVision would develop a new generation of MEMS1, ASICs2 and related firmware for a high resolution, LBS-based product the technology company is planning to produce. MicroVision would receive up to $24 million including $14 million in fees for development work that is expected to span 21 months and an upfront payment for other items. The development fees would be paid contingent on completion of milestones in 2017 and 2018. This contract was awarded in the second quarter and is not reflected at all in the first quarter financial results.

The following financial results are for the three months ended March 31, 2017, compared to the three months ended March 31, 2016.

  Revenue was $792,000 compared to $3.7 million one year ago.
  Operating loss was $5.6 million, compared to a loss of $3.6 million for the same quarter one year ago.
  Net loss was $5.6 million, or $0.08 per share, compared to a loss of $3.6 million, or $0.07 per share for the same quarter one year ago.
  In the first quarter 2017 cash used in operations was $6.7 million compared to $3.0 million for the same period in 2016.

As of March 31, 2017 backlog was $8.5 million and cash and cash equivalents were $7.7 million.

Conference Call

The company will host a conference call today to discuss its first quarter 2017 results and current business operations at 8:30 a.m. ET / 5:30 a.m. PT. Participants may join the conference call by dialing 1-888-771-4371 (for U.S. participants) or +1-847-585-4405 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 44766127. A live webcast of the call can be accessed from the company’s web site in the Investor Events Calendar section on the Investor’s page. A replay of this call will be available after 8:00 a.m. PT the day of the conference call through the same link or by calling 1-888-843-7419 (U.S.) or +1-630-652-3042 (International), pass code 4476 6127#. The phone-in replay will be available until May 4, 2017.

About MicroVision

MicroVision is the creator of PicoP® scanning technology, an ultra-miniature laser projection and sensing solution based on the laser beam scanning methodology pioneered by the company. MicroVision’s platform approach for this advanced display and imaging solution means that it can be adapted to a wide array of applications and form factors. It is an advanced solution for a rapidly evolving, always-on world. Extensive research has led MicroVision to become an independently recognized leader in the development of intellectual property. MicroVision’s IP portfolio has been recognized by the Patent Board as a top 50 IP portfolio among global industrial companies and has been included in the Ocean Tomo 300 Patent Index. The company is based in Redmond, Wash.

For more information, visit the company’s website at www.microvision.com, on Facebook at www.facebook.com/MicroVisionInc or follow MicroVision on Twitter at @MicroVision.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to future non-recurring and other payments, benefits of the announced agreement, performance of obligations of the company under the announced agreement, availability of future products and product applications, future shipments and those containing words such as “expects,” “plans,” “would” or “scheduled” are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company’s forward-looking statements include the following: our ability to raise additional capital when needed; products incorporating our PicoP display engine may not achieve market acceptance, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the purchase or license of IP assets, our or our customers’ failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company’s SEC reports, including the company’s Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.

Balance Sheet
(In thousands)
(Unaudited)

	March 31,	December 31,
	2017	2016

Assets
Current Assets
Cash and cash equivalents	$7,655	$15,139
Accounts receivable, net	160	245
Costs and estimated earnings in excess of billings	309	125
Inventory	2,052	1,233
Other current assets	810	606
Total current assets	10,986	17,348

Property and equipment, net	2,569	1,537
Restricted cash	435	435
Intangible assets, net	689	718
Other assets	144	68
Total assets	$14,823	$20,106

Liabilities and Shareholders' Deficit
Current Liabilities
Accounts payable	$2,237	$2,195
Accrued liabilities	4,219	3,882
Deferred revenue	999	999
Billings on uncompleted contracts in excess of related costs	127	168
Total current liabilities	7,582	7,244

Deferred revenue, net of current portion	4,903	5,150
Deferred rent, net of current portion	143	185
Other long-term liabilities	45	53
Total liabilities	12,673	12,632

Commitments and contingencies

Shareholders' Equity
Common stock at par value	68	68
Additional paid-in capital	507,572	507,249
Accumulated deficit	(505,490)	(499,843)
Total shareholders' equity	2,150	7,474
Total liabilities and shareholders' equity	$14,823	$20,106

MicroVision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended March 31,
	2017	2016

Product revenue	$-	$3,155
Royalty revenue	535	542
Contract revenue	257	4
Total revenue	792	3,701

Cost of product revenue	213	2,588
Cost of contract revenue	325	1
Total cost of revenue	538	2,589

Gross margin	254	1,112

Research and development expense	3,318	2,597
Sales, marketing, general and administrative expense	2,580	2,068
Total operating expenses	5,898	4,665

Loss from operations	(5,644)	(3,553)

Other expenses, net	(3)	(3)

Net loss	$(5,647)	$(3,556)

Net loss per share - basic and diluted	$(0.08)	$(0.07)

Weighted-average shares outstanding - basic and diluted	68,113	47,566

CONTACT:
MicroVision, Inc.
Investors:
Dawn Goetter, 425-882-6629
ir@microvision.com
or
Media:
Nicole Cobuzio, 732-212-0823 ext. 102
nicolec@lotus823.com